EXHIBIT (d)(3)


                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER


         AMENDMENT NO. 1, dated as of June 14, 2004 (this "AMENDMENT"), to the Agreement and Plan of Merger, dated as of May 18, 2004 (the "MERGER AGREEMENT"), by and among Cardinal Health, Inc., an Ohio corporation ("CARDINAL HEALTH"), Blue Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal Health ("SUBCORP"), and ALARIS Medical Systems, Inc., a Delaware corporation ("ALARIS"). Capitalized terms not otherwise defined herein have the respective meanings set forth in the Merger Agreement.

                              W I T N E S S E T H :
                              ---------------------

         WHEREAS, Cardinal Health, Subcorp and ALARIS desire to amend the Merger Agreement, in accordance with Section 8.3 thereof, to reflect the agreement of the parties at the time of the Merger Agreement by correcting certain errors in
Section 6.3(c), Section 8.2 and Annex A of the Merger Agreement, each such correction to reflect the initial intentions and understandings of each of the parties hereto with respect to such provisions.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:


1. AMENDMENT TO SECTION 6.3(C) OF THE MERGER AGREEMENT. Section 6.3(c) of the Merger Agreement is hereby amended to change the reference to "Section 6.2(b)" in such Section to "Section 6.3(b)".

2.       AMENDMENT TO SECTION 8.2 OF THE MERGER AGREEMENT. The third sentence of
         Section 8.2 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

         If this Agreement is terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), and (x) at any time prior to such termination, neither (1) a proposal by a person other than Cardinal Health or its affiliates regarding a Business Combination (as defined below) shall have been made on a bona fide basis to ALARIS or any of ALARIS' directors, officers, employees, agents, significant stockholders or representatives or shall have been publicly disclosed nor (2) a person other than Cardinal Health or its affiliates shall have indicated publicly or to ALARIS or any of ALARIS' directors, officers, employees, agents, significant stockholders or representatives a bona fide interest in making or pursuing such a proposal regarding a Business Combination, and (y) within

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         nine months after the date of any such termination ALARIS enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a Business Combination or consummates a Business Combination and the transaction so provided for in such letter of intent, agreement-in-principle, acquisition agreement or other similar agreement is consummated within 12 months after the date of any such termination, then (z) ALARIS will, upon consummation of such Business Combination, pay to Cardinal Health in cash by wire transfer in immediately available funds to an account designated by Cardinal Health a termination fee in an amount equal to $52,500,000.

3. Amendment to Annex A of the Merger Agreement. Clause (i) of the first sentence of Annex A is hereby amended by adding the word "executive" before the word "officer" in the first parenthetical clause of such Clause (i).

4.       Miscellaneous.

           (a) From and after the date hereof, all references in the Merger Agreement to "this Agreement" shall be deemed to mean the Merger Agreement as amended by this Amendment, but references to "the date of this Agreement" in the Merger Agreement, as amended by this Amendment, shall be deemed to be May 18, 2004.

           (b) Each party to this Amendment hereby represents that it has all requisite corporate power and authority to enter into and deliver this Amendment, to perform its obligations under the Amendment, and to consummate the transactions contemplated by this Amendment; that the execution and delivery of this Amendment and the consummation of the transactions contemplated by this Amendment by such party, as the case may be, have been duly authorized by all necessary corporate action on the part of such party, except, in the case of Subcorp, for the adoption of this Amendment by Cardinal Health as sole stockholder of Subcorp, which shall be effected immediately after this Amendment is executed; and that this Amendment has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms.

           (c) The section headings in this Amendment are intended solely for convenience and shall be given no effect in the construction and interpretation hereof.

           (d) This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof. All actions and proceedings arising out of or relating to this Amendment

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                  shall be heard and determined in any state or federal court sitting in the State of Delaware.

           (e) This Amendment may be executed in counterparts, which together shall constitute one and the same Amendment. The Parties to this Amendment may execute more than one copy of this Amendment, each of which shall constitute an original.

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         IN WITNESS WHEREOF, Cardinal Health, Subcorp and ALARIS have executed this Amendment No. 1 to the Merger Agreement or caused this Amendment No. 1 to the Merger Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.



                                          CARDINAL HEALTH, INC.


                                          By   /s/ Brendan A. Ford
                                               ---------------------------------
                                               Name: Brendan A. Ford
                                               Title: Executive Vice President -
                                                      Corporate Development


                                          BLUE MERGER CORP.


                                          By   /s/ Brendan A. Ford
                                               ---------------------------------
                                               Name: Brendan A. Ford
                                               Title: Executive Vice President -
                                                      Corporate Development


                                          ALARIS MEDICAL SYSTEMS, INC.


                                          By   /s/ David L. Schlotterbeck
                                               ---------------------------------
                                               Name: David L. Schlotterbeck
                                               Title: President and Chief
                                                      Executive Officer